EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-122044 of Salon Media Group, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 26, 2009, relating to the consolidated financial statements of Salon Media Group, Inc. and subsidiaries, which appears in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP
San Francisco, California
June 26, 2009